EXHIBIT E

Dated

19 January 2016

by

ORCHARD MAKIRA MASTER LIMITED

as Noteholder

NOTEHOLDER’S DEED POLL

THIS DEED POLL is signed, sealed and delivered as a DEED POLL on 19 January 2016:

BY

ORCHARD MAKIRA MASTER LIMITED, in its capacity as beneficial owner of the Securities (the “Noteholder”)

FOR THE BENEFIT OF

LDK SOLAR CO. LTD, an exempted company and incorporated with limited liability under the laws of the Cayman Islands with registered number 166736 (the “Company”)

BACKGROUND

(A)                               The Noteholder was a Scheme Creditor and, on the Issue Date, in consideration for the release of its rights and interests in respect of the Senior Obligations, it obtained a beneficial interest in the Securities and ADSs on the Issue Date.

(B)                               On and from 1 April 2015, the Conversion Rate of the Securities will be a floating rate calculated as the number of Ordinary Shares into which US$1,000 of the principal amount of the Securities may be convertible at the VWAP of ADSs for the 20-trading-day period immediately prior to (but excluding) the date of the Conversion Notice.

(C)                               During the period 1 April 2015 to 31 March 2016, there is a limit on conversions of Securities into ADSs, such that no more than US$62.5 million of the aggregate principal amount of the Securities may be converted during that one year period, and no more than US$20 million of the aggregate principal amount of the Securities may be converted during any rolling quarter during that one year period.

(D)                               By way of deed poll dated 1 April 2015, the Noteholder agreed to further limit its right to convert, or to cause any other party to convert on its behalf, the Securities in which it has an interest for a period of 90 days commencing on 1 April 2015 (the “Initial Limited Period”), on the terms set out in that document. By way of deeds poll dated 28 April 2015, 30 May 2015, 29 June 2015, 27 July 2015, 25 August 2015, 28 September 2015, 26 October 2015 and 26 November 2015, the Noteholder agreed to further limit its right to convert, or to cause any other party to convert on its behalf, the Securities in which it has an interest for an aggregate further period of 240 days after the expiration of the Initial Limit Period (“Further Limit Period”). By way of deed poll dated 23 December 2015, the Noteholder agreed to further limit its right to convert, or to cause any other party to convert on its behalf, the Securities in which it has an interest for a further period of 30 days after the expiration of the Further Limit Period (“Current Limit Period”).

(E)                                The Noteholder now agrees to further limit its right to convert, or to cause any other party to convert on its behalf, the Securities in which it has an interest, on the terms set out in this Deed Poll.

IT IS DECLARED as follows:

1.                                      DEFINITIONS AND INTERPRETATIONS

1.1                               In this Deed Poll:

“Beneficial Ownership” has the meaning given to such term under Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended;

“Current Limit Period” has the meaning given to that term in paragraph (D) of the Background to this Deed Poll;

“Effective Date” means the date of this Deed Poll;

“Extended Limit Period” has the meaning given to that term in clause 3 of this Deed Poll; and

“Indenture” means the indenture dated 10 December 2014 in respect of the issue by the Company of 5.535% Convertible Senior Notes due 2018.

1.2                               Terms defined in the Indenture have the same meaning in this Deed Poll, unless otherwise defined herein.

2.                                      CAPACITY

2.1                               The Noteholder enters into this Deed Poll in its capacity as beneficial owner of Securities and in no other capacity.

3.                                      CONVERSION LIMIT

For a period of 30 days after the expiration of the Current Limit Period (the “Extended Limit Period”), the Noteholder agrees that it will not issue, nor will it cause or instruct any other party to issue on its behalf, a Conversion Notice in respect of any Securities in which the Noteholder has Beneficial Ownership if giving such a Conversion Notice will, or may reasonably be expected to, result in the Noteholder and its affiliates, collectively having Beneficial Ownership of more than 9.9% of the total outstanding Ordinary Shares of the Company.

4.                                      ENFORCEMENT

4.1                               The Noteholder acknowledges and agrees that the benefit of this Deed Poll may be enforced directly by the Company on and from the Effective Date.

5.                                      GENERAL

5.1                               Assignment

The rights and obligations of the Noteholder and the Company are personal and may not be assigned or otherwise dealt with at law or in equity.  The Noteholder agrees that it will not transfer Securities to its affiliate during the Current Limit Period or Extended Limit Period unless such affiliate has executed a deed poll similar to this

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Deed Poll to limit its conversions for the remainder of the Current Limit Period and Extended Limit Period.

5.2                               Further action

The Noteholder will promptly do all things and execute and deliver all documents necessary or expedient to give effect to this Deed Poll.

5.3                               Governing law

This Deed Poll is governed by the laws of Hong Kong.

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SIGNED, SEALED AND DELIVERED AS A DEED POLL by for and on behalf of ORCHARD MAKIRA MASTER LIMITED and in the presence of:

Witness Signature	Signature

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